Exhibit 99.1

Contact:	David Gryska	Brian P. Gill
	Senior Vice President and	Vice President,
	Chief Financial Officer	Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908)673-9102	(908) 673-9530
CELGENE CORPORATION REVIEWS 2007 ACHIEVEMENTS AND ANNOUNCES 2008 FINANCIAL OUTLOOK
Company Reports Record Operating Performance in 2007 Driven by Extraordinary Revenue and Profit Growth
•	Total Revenue for 2007 Increased More Than 50 Percent Year-Over-Year to Approximately $1.4 Billion (Unaudited)
•	REVLIMID® Net Product Sales in 2007 Increased More Than 140 Percent Year-Over-Year to a Range of $770-775 Million (Unaudited)
•	REVLIMID Net Product Sales in Fourth Quarter 2007 Increased More Than 95 Percent Year-Over-Year to a Range of $240-245 Million (Unaudited); and More Than 23% Over Q3 2007 Results of $199Million
•	Adjusted Diluted Earnings Per Share Expected to Double Year-Over-Year to Approximately $1.05 (Unaudited)
Celgene Forecasts Exceptional Revenue and Earnings Growth in 2008 Driven by Multiple Products, Countries and Indications
•	Total Revenue Expected to Increase More Than 30 Percent to Approximately $1.8 Billion
•	REVLIMID Revenue Expected to Increase More Than 60 Percent to Approximately $1.25 Billion in Global Product Sales
•	Adjusted Diluted Earnings Per Share Targeted to Increase Approximately 45 percent to a Range of $1.50 to $1.55
Recent Developments Strategically Position Celgene for Significant Growth Over the Next Five Years
•	Signed Agreement to Acquire Pharmion Corporation for $2.9 Billion in Cash and Stock; Transaction Accelerates Financial Growth Over the Next Five Years
•	Celgene/Pharmion Hart-Scott-Rodino Thirty Day Waiting Period Expired
•	Achieved REVLIMID Compendia Listing in Newly Diagnosed Multiple Myeloma
•	Commercialization of REVLIMID in Several Countries with Clinical, Commercial and Regulatory Opportunities in Nearly 100 Countries Over Next Five Years
•	More Than 113 Abstracts Presented at ASH 2006; 25 Oral Presentations Including Updated Clinical Data for REVLIMID in Newly Diagnosed Multiple Myeloma, Non-Deletion 5q MDS, Chronic Lymphocytic Leukemia (CLL) & Non-Hodgkin’s Lymphoma (NHL)
•	REVLIMID and Low-Dose Dexamethasone Achieved an Unprecedented Two-Year Survival Rate (87%) in an Eastern Cooperative Oncology Group (ECOG) Phase III Trial in Newly Diagnosed Multiple Myeloma
•	Southwestern Oncology Group (SWOG) Study Finds REVLIMID and Dexamethasone Demonstrated Superior Overall Response Rates (85%) Compared to (55%) for Dexamethasone Alone; One-Year Progression-Free Survival (77%) Compared to (51%) for Dexamethasone Alone

•	Two Major Phase III Studies Published in The New England Journal of Medicine Reported REVLIMID plus Dexamethasone Shows Increased Overall Survival Advantage to Dexamethasone Plus Placebo in Patients Previously Treated for Multiple Myeloma
•	Initiated REVLIMID Phase II CLL-001 Dose-Escalation Study in Relapsed/Refractory Chronic Lymphocytic Leukemia
2008 Selected Corporate Objectives
•	Complete Acquisition of Pharmion Corporation
•	Maximize REVLIMID’s Commercial Potential in More Than 30 Countries
•	Advance Regulatory Strategies to Expand REVLIMD Label to NDMM with FDA, EMEA and Other International Regulatory Agencies
•	Update REVLIMID Newly Diagnosed Multiple Myeloma Phase III Data from ECOG E4A03 Trial
•	Complete REVLIMID Phase II NHL-003 Trial in Aggressive Relapsed/Refractory Non-Hodgkin’s Lymphoma
•	Complete Dose-Escalating Studies of REVLIMID in CLL-001
•	Initiate REVLIMID CLL & NHL Phase III SPA Trials
•	Complete Enrollment in REVLIMID Newly Diagnosed Multiple Myeloma Phase III MM-015 RMP Clinical Trial
•	REVLIMID Del 5Q Myelodysplastic Syndrome Phase III Data from MDS-004 Clinical Trial
•	Initiate REVLIMID Newly Diagnosed Multiple Myeloma Phase III MM-020 (Rd vs MPT); International Clinical Study with 1,500 Patients
•	Advance CC-4047 Clinical and Regulatory Strategies in Myelofibrosis, Multiple Myeloma, Sickle Cell Anemia and Solid Tumors
•	Advance Regulatory Strategies for lead TNFá/PDE4 Inhibitor CC-10004 in Moderate/Severe Psoriasis, Psoriatic Arthritis and Rheumatoid Arthritis
•	Evaluate Activity of TNFá/PDE4 Inhibitor CC-11050 in Broad Range of Inflammatory Indications
•	Achieve Regulatory Approvals for REVLIMID in Australia and Canada
•	Submit Regulatory Filings for REVLIMID in Japan
•	Initiate Clinical Investigation for CC-930 in Inflammatory Diseases
•	File IND for Clinical Investigation of PDA001 Placental Derived Stem Cell Program
SUMMIT, NJ — (January 6, 2008) — Celgene Corporation (NASDAQ: CELG) will review 2007 achievements and provide outlook for 2008 milestones at the JPMorgan 26th Annual Healthcare Conference. In 2007, Celgene achieved exceptional results in all areas of its global operations, underscored by EMEA approval for REVLIMID® and globalization of Celgene operations in more than 40 countries.
The Company’s commercial performance is based on record total revenue and profits supported primarily by the initial launch of REVLIMID in several European countries as well as from multiple product revenue streams that include, REVLIMID, THALOMID, ALKERAN®, FOCALIN XR™ and the Ritalin Family of products. The successful growth of product revenue continues to reflect the positive reception by hematologist/oncologists worldwide for REVLIMID based on approved indications in multiple countries, compendia listing for patients newly diagnosed with multiple myeloma in the United States, clinical findings across a broad range of blood cancers presented worldwide at major international medical meetings, and reported in peer-reviewed publications.

In 2007, preliminary unaudited results indicate that total revenue will increase by more than 50 percent, year-over-year, to approximately $1.4 billion. Adjusted diluted earnings per share are expected to double to approximately $1.05. The Company will report its 2007 full-year financial results on January 31, 2008.
2008 total revenue growth is targeted to increase more than 30 percent to approximately $1.8 billion, and adjusted diluted earnings per share are targeted to increase approximately 45 percent to a range of $1.50 to $1.55.
Webcast
A Webcast of the Company’s JPMorgan 25th Annual Healthcare Conference presentation, scheduled for Monday, January 7 at 8:30 am PT (11:30 am ET), can be accessed by going to Celgene’s website, www.celgene.com, and clicking on “Investor Relations”, and then “webcast event”. This event will be archived and accessible until 12:00 p.m. ET, January 14, 2008.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in the Company’s filings with the Securities and Exchange Commission such as our 10K, 10Q and 8K reports.
# # #